Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 24, 2013

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD NET SALES AND 2013 FIRST QUARTER RESULTS

PRYOR, OKLAHOMA (April 24, 2013) – Orchids Paper Products Company (NYSE MKT: TIS) today reported first quarter 2013 financial results.

Summary:

•	Established a new quarterly record for both total net sales and converted product net sales of $26.6 million and $24.6 million, respectively.
•	Converted product shipments were 1,864,000 cases, equaling the record shipment level achieved in the first quarter of 2012.
•	EBITDA in the first quarter of 2012 was $6.2 million, an increase of $484,000, or 9%, over the prior year quarter.
•	First quarter 2013 net income was $3.1 million, an increase of $571,000, or 23%, compared with $2.5 million of net income in the same period of 2012.
•	Diluted net income per share for the first quarter 2013 was $0.39 per diluted share compared with $0.32 per diluted share in the same period in 2012.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are pleased to announce the achievement of record sales levels for total sales and converted product sales at $26.6 million and $24.6 million, respectively. Achievement of these records in the first quarter, which is normally a soft quarter, allows us to get off to a very solid start for the 2013 year. Case shipments of converted product, while a bit under our expectations, essentially equaled our previous shipment record of 1,864,000 cases. Our earnings in the first quarter were solid, with diluted earnings per share of $0.39 per share and EBITDA of $6.2 million, both a significant improvement over the prior year quarter’s results and the last three sequential quarters.”

Mr. Snyder added, “We have refined our shipment expectations for 2013 after analysis of the net effects of changes in our customer base volumes and additional business wins. While we now believe that the first half of 2013 will be under our original estimates due to a recalibration of anticipated shipment volumes on some of the previously announced new business, we anticipate a strong second half run rate of 8.9 million to 9.3 million cases. The new business environment is still positive and we are aggressively pursuing all pertinent opportunities. Our new product development efforts have resulted in a product offering line-up for the mid and premium tier markets that is resonating well with the market. As a result, we continue to be positive on the long-term outlook for the company.”

Three-month period ended March 31, 2013

Net sales in the quarter ended March 31, 2013 were $26.6 million, an increase of $882,000 million, or 3%, compared to $25.7 million in the same period of 2012. Net sales of converted product were $24.6 million in the 2013 quarter, favorable by $1.0 million, or 4%, compared to the $23.6 million of net sales in the same quarter last year. Net sales of parent rolls were $2.0 million in the first quarter of 2013, essentially flat with the $2.1 million of parent roll sales in the same quarter last year. The increase in converted product sales resulted from a 6% increase in converted product tonnage shipped partially offset by a 1% decrease in net selling price per ton. The increase in shipments was due to a combination of new product sales which were primarily in the mid-tier market.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended March 31, 2013 was $6.2 million, an increase of $484,000, or 9%, compared to $5.7 million in the same period in the prior year. As a percent of net sales, EBITDA was 23.1% in the 2013 quarter compared with 22.0% in the 2012 quarter.

Gross profit for the first quarter of 2013 was $6.5 million, an increase of $394,000, or 6%, when compared with a gross profit of $6.1 million in the prior year quarter. Gross profit as a percent of net sales was 24.5% in the first quarter of 2013 compared to 23.8% for the same period in 2012. As a percent of net sales, gross profit increased primarily due to lower recycled fiber prices and lower paper manufacturing costs being partially offset by higher converting production costs.

Cost per ton of recycled fiber in the first quarter of 2013 was 13% lower than the costs incurred in the same quarter of 2012, resulting in a reduction in cost of sales of approximately $376,000. Overhead costs in the paper manufacturing area in the first quarter of 2013 were approximately $480,000 lower than the prior year costs primarily due to lower natural gas costs, lower maintenance and repair costs and lower labor costs. Converting costs were higher in the first quarter of 2013 primarily due to outside warehousing expense and labor costs. Outside warehouse costs for finished products were incurred and are expected to be incurred in the future because the amount of storage space required to appropriately service anticipated future shipment levels exceeds our internal warehouse capacity.

Selling, general and administrative expenses in the first quarter of 2013 totaled $2.3 million, flat with the prior year quarter. Due to the increased sales levels in the 2013 quarter, selling, general and administrative expenses as a percent of net sales decreased to 8.5% compared to 8.9% for the prior year quarter.

Interest expense for the first quarter of 2013 totaled $93,000 compared to interest expense of $107,000 in the same period in 2012. The lower level of interest expense resulted from lower amounts outstanding under the Company’s credit facility.

As of March 31, 2013, the effective tax rate for the full year is estimated to be 31.1%. In the first quarter of 2013, an Indian lands tax credit relating to calendar year 2012 that expired as of December 31, 2011 and was subsequently signed into law in January of 2013 was recognized that reduced the reported income tax rate by 5.3% to 25.8%.

Total debt outstanding as of March 31, 2013 was $15.9 million and the total of cash and short-term investments stood at $10.6 million. As a result, net debt outstanding as of March 31, 2013 was $5.4 million.

On March 28, 2013, the Company paid dividends totaling $2.3 million, or $0.30 per share, to stockholders of record as of March 19, 2013.

Conference Call/Webcast

The Company will hold a teleconference to discuss its first quarter financial results at 10:00 a.m. (ET) on Thursday, April 25, 2013. All interested parties may participate in the teleconference by calling 800 860 2442 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 11, 2013.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in northeast Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended March 31,
	2013	2012
Converted Product Net Sales	$24,608	$23,605
Parent Roll Net Sales	2,001	2,122
Net Sales	26,609	25,727
Cost of Sales	20,082	19,594
Gross Profit	6,527	6,133
Selling, General and Administrative Expenses	2,273	2,287
Operating Income	4,254	3,846
Interest Expense	93	107
Other (Income) Expense, net	(5)	(7)
Income Before Income Taxes	4,166	3,746
Provision for Income Taxes	1,073	1,224
Net Income	$3,093	$2,522

Average number of shares outstanding, basic	7,674,350	7,532,327
Average number of shares outstanding, diluted	7,894,785	7,855,194

Net income per share:
Basic	$0.40	$0.33
Diluted	$0.39	$0.32

Cash dividends paid	$2,337	$1,507
Cash dividends per share	$0.30	$0.20

Operating Data:
Total Tons Shipped	13,863	13,469
Net Selling Price per Ton	$1,919	$1,910
Total Paper Cost per Ton Consumed	$729	$732
Total Paper Cost	$10,520	$10,250

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$4,218	$4,712
Investing Activities	$(2,728)	$(4,505)
Financing Activities	$(1,691)	$(1,770)

	As of
	March 31,	December 31,
Balance Sheet Data:	2013	2012
Cash	$5,533	$5,734
Accounts Receivable, net	6,442	5,406
Inventory, net	10,872	10,275
Short-Term Investments	5,029	5,027
Income Taxes Receivable	829	607
Other Current Assets	957	1,074
Property Plant and Equipment	128,304	125,579
Accumulated Depreciation	(36,284)	(34,391)
Net Property Plant and Equipment	92,020	91,188
Other Long Term Assets	46	47
Total Assets	$121,728	$119,358

Accounts Payable	$3,350	$3,685
Accrued Liabilities	4,008	2,832
Total Debt	15,943	16,231
Deferred Income Taxes	19,490	19,432
Total Stockholders' Equity	78,937	77,178
Total Liabilities and Stockholders' Equity	$121,728	$119,358

Non-GAAP Measurements

	Three Months Ended March 31,
EBITDA Reconciliation:	2013	2012
Net Income	$3,093	$2,522
Plus: Interest Expense	93	107
Plus: Income Tax Expense	1,073	1,224
Plus: Depreciation	1,893	1,815
Earnings Before Interest, Income Tax and Depreciation	$6,152	$5,668
and Amortization (EBITDA)

	As of
	March 31,	December 31,
Net Debt Reconciliation:	2013	2012
Current Portion Long Term Debt	$1,152	$1,152
Long-Term Debt	14,791	15,079
Total Debt	15,943	16,231
Less Cash	(5,533)	(5,734)
Less Short-Term Investments	(5,029)	(5,027)
Net Debt	$5,381	$5,470